November 11, 2016

Diversified Innovative Marketing Enterprise, Ltd.- (DIMEVC)

Attention: Chief Executive Officer, Tony O. Beaton

2550 Akers Mill Road

Atlanta, GA 30339’

NOTICE OF DEFAULT-REQUEST TO CURE

Dear Mr. Beaton:

Please be advised that you are currently in Default of the Series B, Convertible Preferred, Stock Purchase Agreement, dated August 31, 2016, for reasons including, but not limited to, your failure to fund the agreement on September 2, 2016, failure to provide proof of funds as represented, and failure to deliver the requested Stock Purchase Agreement, Amendment # 1.

Demand to Cure is hereby made upon you for the following:

a) Proof to Company that the alleged stolen funds from DIMEVC exists,

b) Proof of funding to other clients by DIMEVC;

c) Delivery of the Stock Purchase Agreement, Amendment # 1 indicating the revised funding amounts and funding date(s).

d) Successful, 1st tranche funding in the amount no less than $500,000, delivered to Company NLT November 23, 2016, for which was verbally confirmed by you to the CEO of Oncologix.

You failure to Cure with Remedy the material Default herein stated on aforementioned items A through C above, on or before November 16, 2016, may require the Company to Terminate the Agreement “For Cause” and we may elect to pursue all available remedies in law.

Additionally, after termination of the Stock Purchase Agreement, all Remedies by Company may be pursued through an attorney at law and collections of monies would include all court costs, the costs of collection including reasonable attorneys’ fees, and shall be paid by DIMEVC.

Time is of the essence for a response to this Default Notice.

Please Govern Yourself Accordingly.

Sincerely,

Roy Wayne Erwin

Chairman & Chief Executive Officer

Oncologix Tech, Inc.

P.O. Box 8832, Kentwood, MI 49518-8832